Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the InterContinental Hotels Group Long Term Incentive Plan of our reports dated March 29, 2012, with respect to the consolidated financial statements and schedule of InterContinental Hotels Group PLC and the effectiveness of internal control over financial reporting of InterContinental Hotels Group PLC included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Ernst & Young LLP

London, England
May 11, 2012